Exhibit 99.1

            SELIGMAN SELECT MUNICIPAL FUND CHANGES RECORD AND MEETING
                    DATES OF SPECIAL MEETING OF STOCKHOLDERS

October 17, 2008

NEW YORK - October 17, 2008 - Seligman Select Municipal Fund, Inc. ("Select Municipal"; NYSE: SEL) announced today that, in connection with its proposed acquisition by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc. (the "Acquisition"), Seligman Municipal has changed the record date and meeting date of the Special Meeting of Stockholders being held for the purpose of voting on the Acquisition and matters related thereto. The dates have been re-scheduled as follows:

                          Record date: October 24, 2008
                         Meeting date: December 18, 2008

Each of Select Municipal and National Fund are managed by J. & W. Seligman & Co. Incorporated ("Seligman"). As previously announced, Seligman has agreed to be acquired by RiverSource Investments, LLC ("RiverSource"), a wholly-owned subsidiary of Ameriprise Financial, Inc., in a transaction that is likely to close in the fourth quarter of 2008.

National Fund is an open-end fund that pursues an investment strategy similar to that of Select Municipal. Unlike Select Municipal, a closed-end fund that utilizes leverage provided by preferred stock, National Fund does not utilize leverage. The Acquisition is subject to approval by the stockholders of Select Municipal.

As consideration for their shares, holders of Select Municipal's common stock will receive Class A shares of National Fund with a value equal to the net asset value of their shares of Select Municipal. Redemptions and exchanges of shares of National Fund issued pursuant to the Acquisition would be subject to a redemption fee of 2% for a period of one year following the closing of the Acquisition. The agreement relating to the Acquisition requires that the outstanding shares of preferred stock of Select Municipal be redeemed prior to consummation of the Acquisition.

If Select Municipal stockholders approve the Acquisition at the Special Meeting, it is expected that the Acquisition will close in first quarter of 2009.

The Acquisition is contingent on approval by shareholders of National Fund of the proposed new advisory agreement between National Fund and RiverSource that will be voted on by National Fund's shareholders at a meeting to be held on November 3, 2008. Additional information about the Acquisition and the other matters to be considered at the Special Meeting will be included in the
prospectus/proxy   statement  that  will  be  sent  to  stockholders  of  Select
Municipal.

This press release does not constitute an offering of securities.

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You should consider the investment  objectives,  risks, charges, and expenses of the Funds carefully before investing. Investors can obtain the Funds' most recent annual and mid-year reports and other regulatory filings by contacting Seligman Services, Inc. at 800-597-6068. These reports and other filings are also available on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing or sending money.